Exhibit 99.1

Contacts:

Media
Alecia Pulman (203) 682-8224
apulman@icrinc.com
For Immediate Release
Investor Relations
Fitzhugh Taylor (203) 682-8261
ftaylor@icrinc.com

Ruth’s Hospitality Group, Inc. Reports Full Year and

Fourth Quarter 2013 Financial Results

-Positive comparative sales growth drives full year net income to $22.5 million-

-Company announces 25% increase in quarterly dividend to $0.05 per share-

WINTER PARK, Fla.—(BUSINESS WIRE)—February 21, 2014—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its fourth quarter and full year ended December 29, 2013.

Highlights for the 13-week fourth quarter of 2013 compared to the 14-week fourth quarter of 2012 were as follows:

Net income was $4.2 million, or $0.12 per diluted share, in the fourth quarter of 2013 compared to net income of $3.7 million, or $0.10 per diluted share, in the fourth quarter of 2012.

●	Expenses in the fourth quarter of 2013 included a $750 thousand pre-tax charge related to a fee for the early termination of a lease and a $2.5 million non-cash impairment of restaurant assets.

●

Additionally in the fourth quarter of 2013, the Company changed from the delayed method to the preferable redemption method for recognizing gift card breakage revenue. This resulted in a change in accounting estimate affected by a change in accounting principle and included a revision in expected redemptions based on consumer redemption patterns. The cumulative effect of the change in estimate and the change in principle was recorded in the fourth quarter and reduced other operating income by $2.0 million.

●

Expenses in the fourth quarter of 2012 included a $683 thousand gain on the settlement of unclaimed property liabilities and a $5.0 million net charge related to the relocation of one restaurant, the non-cash impairment of assets at two other units, and the disposal of property and equipment.

●

The Company’s fourth quarter of 2013 consisted of 13 weeks compared to 14 weeks in the fourth quarter of 2012. The Company estimates that the extra week in last year’s fourth quarter increased earnings by approximately $0.02 per share.

●

Excluding these charges and income from discontinued operations, non-GAAP diluted earnings per common share increased 18.2% to $0.21 compared to $0.18 in the prior year fourth quarter. The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

Restaurant sales in the fourth quarter of 2013 decreased 3.6% compared to the prior year fourth quarter and increased 2.5% for the full year. Both the fourth quarter and full year 2013 contained one less operating week than 2012.

●	Company-owned comparable restaurant sales for Ruth’s Chris Steak House increased 5.5% in the fourth quarter and 5.3% for the full year compared to 2012.
●	Company-owned comparable restaurant sales for Mitchell’s Fish Market increased 2.6% in the fourth quarter and 0.3% for the full year compared to 2012.

“It’s fitting that we topped off a successful 2013 with a strong fourth quarter of sales and earnings,” stated Michael P. O'Donnell, Chairman, President and Chief Executive Officer of Ruth's Hospitality Group, Inc. “Our results reflect an ongoing high level of execution from our franchise partners and all of our Company team members that led to our 15th consecutive quarter of comparable sales growth at Ruth’s Chris Steak House and continued comparable sales growth at Mitchell’s in what has been a challenging segment as well.”

O’Donnell continued, “As we look to 2014, we remain very excited about the long-term health and consistency of our business. Our strategic initiatives and guest-focused culture have us well-positioned to continue to drive traffic growth across our three core customer bases, which include business, special occasion guests and high-frequency regulars. Our development pipeline continues to strengthen and is expected to include four new Company-owned Ruth’s Chris Steak Houses this year, one of which has already opened. Finally, we believe that we are well-positioned for improved earnings and cash flow, while maintaining the balance sheet flexibility to continue to invest in our business and create long-term value for our shareholders.”

Review of Fourth Quarter 2013 Operating Results

Total revenues in the fourth quarter of 2013 were $108.9 million compared to $114.3 million in the prior year fourth quarter. The Company estimates that revenues in the fourth quarter of 2012 were positively impacted by approximately $9.2 million as a result of the 14th week in the period.

●	Food and beverage costs, as a percentage of restaurant sales, increased 19 basis points in the fourth quarter to 31.4%. The increase was due to higher beef and seafood costs.
●	Restaurant operating expenses, as a percentage of restaurant sales were largely unchanged in the fourth quarter at 47.8%.
●	Marketing and advertising costs, as a percentage of total revenues, decreased 52 basis points to 3.7% due to a planned timing shift in quarterly advertising spending.
●	General and administrative expenses decreased $663.0 thousand to $8.6 million in the quarter due largely to one less operating week in the fourth quarter of 2013.

At the end of the fourth quarter of 2013, the Company had $19.0 million in debt outstanding under its senior credit facility, a decrease from $37.0 million in debt outstanding at the end of the third quarter of 2013 and $45.0 million in debt outstanding at the end of fiscal 2012. Additionally, the Company’s Board of Directors, as part of the Company’s focus on long-term returns, has approved the payment of a quarterly dividend to shareholders of $0.05 per share. This dividend will be paid to shareholders on March 27, 2014 to shareholders of record as of March 13, 2014. This dividend represents a 25% increase from the previous quarterly dividend paid to shareholders on November 26, 2013.

Ruth’s Chris Steak House Sales

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63 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the fourth quarter of 2013 compared to 64 at the end of the prior year fourth quarter. Total operating weeks for the quarter decreased to 819 from 879. Operating weeks in the fourth quarter of 2012 included 60 additional weeks largely as a result of the 14th week. Total operating weeks exclude discontinued operations.

●	Average weekly sales for Ruth’s Chris Steak House were $106.0 thousand in the fourth quarter of 2013, an increase of 4.1% compared to $101.8 thousand in the fourth quarter of 2012.
●

On a comparable 13-week basis, the 5.5% increase in Company-owned comparable restaurant sales at Ruth’s Chris Steak House consisted of a traffic increase of 4.5% combined with an average check increase of 1.0%.

Mitchell’s Fish Market Sales

●

19 Company-owned Mitchell’s Fish Market restaurants were open at the end of the fourth quarter of 2013 compared to 19 at the end of the fourth quarter of 2012. Total operating weeks for the quarter decreased to 247 from 266. Last year’s fourth quarter included 19 additional weeks as a result of the 14th week.

●	Average weekly sales at Mitchell’s Fish Market were $68.0 thousand in the fourth quarter of 2013, an increase of 0.8% compared to $67.4 thousand in the fourth quarter of 2012.
●	On a comparable 13-week basis, the 2.6% increase in comparable restaurant sales at Mitchell’s Fish Market consisted of a traffic decrease of 1.6% combined with an average check increase of 4.3%.

Franchise Income

●	75 franchisee-owned Ruth’s Chris Steak House restaurants were open at the end of the fourth quarter of 2013 compared to 72 at the end of the prior year fourth quarter.
●

Franchise income increased 8.3% to $4.2 million in the fourth quarter of 2013 from $3.9 million in the prior year fourth quarter, driven by a 0.3% increase in comparable franchise restaurant sales and new franchise unit development during the last 12 months.

Review of Full Year 2013 Operating Results

For the full year 2013, the Company reported net income of $22.5 million, or $0.63 per diluted share, compared to a net loss of $20.0 million, or ($0.58) per diluted share in 2012.

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In addition to the charges incurred in the fourth quarter, the Company’s net income in 2013 was reduced by $1.3 million net of tax from discontinued operations associated with a subtenant default which increased the Company’s lease exit costs. Net income in 2013 also included a $0.6 million income tax benefit pertaining to state employment credits and a $1.3 million after-tax benefit related to two settlements, which largely pertained to a loss of profits attributable to the 2010 Deepwater Horizon oil spill.

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Expenses in 2012 included a one-time pre-tax expense of $0.8 million related to legal fees and the write-off of financing costs previously deferred in conjunction with the refinancing of the Company’s credit facility which enabled us to repurchase our preferred shares. 2012 also included a one-time $35.8 million reduction of net income available to preferred and common shareholders, reflecting the excess of redemption value over the carrying value in conjunction with the retirement of the Company’s preferred shares in March.

●

Excluding certain charges and income from discontinued operations, non-GAAP diluted earnings per common share improved to $0.70 during the 52 weeks of 2013 compared to $0.55 during the 53 weeks of the prior year. As previously noted, the Company estimates that the extra week in last year’s fourth quarter increased earnings by approximately $0.02 per share. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

Total revenues in 2013 were $406.6 million compared to $396.1 million in the prior year. The increase in revenues was due to additional Company and franchise restaurants and year-over-year increases in comparable restaurant sales partially offset by one less operating week during fiscal 2013.

●	Food and beverage costs, as a percentage of restaurant sales, decreased 69 basis points to 31.1% compared to 2012 due to changes in menu mix coupled with a cumulative menu pricing increase of 2.0%.
●	Restaurant operating expenses, as a percentage of restaurant sales, decreased 28 basis points for the full year to 50.1% due to cost management and the effect of higher sales on fixed costs.
●	General and administrative expenses increased $2.1 million to $30.4 million largely due to performance-based compensation and higher professional fees in 2013.

Ruth’s Chris Steak House Sales

●	For the full year, average unit volume at Company-owned Ruth’s Chris Steak House restaurants was $4.9 million. On a 52-week basis, comparable restaurant sales increased 5.3%.

Mitchell’s Fish Market Sales

●	For the full year, average unit volume at Mitchell’s Fish Market restaurants was $3.6 million. On a 52-week basis, comparable restaurant sales increased 0.3%.

Franchise Income

●

Franchise income for the full year increased 8.5% to $15.0 million in 2013 driven by an increase in comparable franchise restaurant sales and new franchised unit development, partially offset by one less operating week in fiscal 2013. Comparable restaurant sales increased 1.8% for the year.

Financial Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based on current information, Ruth's Hospitality Group, Inc. is introducing its full year 2014 outlook:

●	Cost of goods sold of 31.0% to 33.0% of restaurant sales
●	Restaurant operating expenses of 49.0% to 51.0% of restaurant sales
●	Marketing and advertising of 3.0% to 3.2% of total revenues
●	General and administrative expenses of $27.5 million to $28.5 million
●	Effective tax rate of 29% to 33%
●	Capital expenditures of $20 million to $22 million
●

Basic shares outstanding of 35.0 million to 36.0 million and fully diluted shares outstanding of 36.0 million to 37.0 million (in both cases, exclusive of any share repurchases under the Company's previously announced share repurchase program)

Conference Call

The Company will host a conference call to discuss fourth quarter 2013 financial results today at 8:00 AM Eastern Time. Hosting the call will be Michael P. O’Donnell, Chairman, President and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 719-325-2308. A replay will be available one hour after the call and can be accessed by dialing 858-384-5517; the password is 8397875. The replay will be available until February 28, 2014. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. Ruth’s Hospitality Group, Inc., headquartered in Winter Park, Florida, was founded in 1965 and currently has more than 150 Company- and franchisee-owned restaurants worldwide.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Company’s financial outlook, objectives, plans and goals. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Actual results could differ materially from those projected, implied or anticipated by these forward-looking statements. Some of the factors that could cause actual results to differ include: changes in economic conditions and general trends; the loss of key management personnel; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; the Company’s ability to protect its name and logo and other proprietary information; the impact of litigation; the restrictions imposed by the Company’s Amended and Restated Credit Agreement; and the risk factors or uncertainties identified in the reports the Company files with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 30, 2012 and subsequently filed Quarterly Reports on Form 10-Q, all of which are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release after the date hereof, whether as a result of new information, future events or otherwise.

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss) - Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	December 29,	December 30,	December 29,	December 30,
	2013	2012	2013	2012

Revenues:
Restaurant sales	$105,778	$109,771	$388,083	$378,445
Franchise income	4,203	3,881	15,012	13,836
Other operating income	(1,091)	692	3,554	3,774

Total revenues	108,890	114,344	406,649	396,055

Costs and expenses:
Food and beverage costs	33,201	34,249	120,612	120,215
Restaurant operating expenses	50,509	52,335	194,515	190,742
Marketing and advertising	4,036	4,834	11,673	11,178
General and administrative costs	8,555	9,218	30,404	28,299
Depreciation and amortization expenses	3,256	3,632	13,060	14,556
Pre-opening costs	232	274	692	540
Loss on impairment and asset disposals, net	3,262	4,955	3,262	4,955
Gain on settlements	-	(683)	(2,156)	(683)

Total costs and expenses	103,051	108,814	372,062	369,802

Operating income	5,839	5,530	34,587	26,253

Other income (expense):
Interest expense, net	(294)	(605)	(1,640)	(2,365)
Debt issuance costs written-off	-	-	-	(807)
Other	5	99	(50)	4

Income from continuing operations before income tax expense	5,550	5,024	32,897	23,085
Income tax expense	1,314	1,390	9,102	6,687

Income from continuing operations	4,236	3,634	23,795	16,398
Income (loss) from discontinued operations, net of income taxes	(61)	16	(1,306)	(19)

Net income	$4,175	$3,650	$22,489	$16,379

Preferred stock dividends	-	-	-	514
Accretion of preferred stock redemption value	-	-	-	73

Excess of redemption value over carrying value of preferred shares redeemed	-	-	-	35,776
Net income (loss) applicable to preferred and common shareholders	$4,175	$3,650	$22,489	(19,984)
Basic earnings (loss) per common share:
Continuing operations	$0.12	$0.11	$0.69	$(0.58)
Discontinued operations	-	-	(0.04)	-
Basic earnings (loss) per share	$0.12	$0.11	$0.65	$(0.58)

Diluted earnings (loss) per common share:
Continuing operations	$0.12	$0.10	$0.67	$(0.58)
Discontinued operations	-	-	(0.04)	-
Diluted earnings (loss) per share	$0.12	$0.10	$0.63	$(0.58)

Shares used in computing net income (loss) per common share:
Basic	34,978,903	34,398,789	34,761,160	34,313,636
Diluted	35,858,859	35,314,347	35,784,430	34,313,636

Dividends declared per common share	$0.04	$-	$0.12	$-

The operating results of a location closed in March 2013 have been reclassified to the discontinued operations line of the condensed consolidated statements of income (loss). These reclassifications had no effect on previously reported net income.

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Selected Balance Sheet Data - Unaudited

(Amounts in thousands)

	December 29,	December 30,
	2013	2012
Cash and cash equivalents	$10,586	$7,909
Total assets	228,881	231,357
Long-term debt	19,000	45,000
Total shareholders' equity	101,453	82,388

NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain non-recurring items and income (loss) on discontinued operations. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a period-over-period basis. However, because this measure is not determined in accordance with accounting principles generally accepted in the United States, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements.

Reconciliation of Non-GAAP Financial Measure - Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	December 29,	December 30,	December 29,	December 30,
	2013	2012	2013	2012
GAAP net income (loss) applicable to preferred and common shareholders	$4,175	$3,650	$22,489	$(19,984)
Net of tax impact of excluding loss on impairments	1,990	2,973	$1,990	2,973
Net of tax impact of excluding a cumulative adjustment from a change in accounting estimate related to gift card breakage revenue	1,210	-	$1,211	-
Net of tax impact of excluding gain on settlements	-	(410)	$(1,315)	(410)
Net of tax impact of excluding debt issuance costs written-off	-	-	-	544
Impact of excluding certain income tax items	-	-	$(784)	274
Net of tax impact of excluding loss (income) on discontinued operations	61	(16)	$1,306	19
Impact of excluding excess of redemption value over carrying value of preferred shares redeemed	-	-	-	35,776
Non-GAAP net income applicable to preferred and common shareholders	$7,436	$6,197	$24,897	$19,192

Non-GAAP diluted earnings per share	$0.21	$0.18	$0.70	$0.55

Shares:
Weighted average number of common shares outstanding - basic	34,978,903	34,398,789	34,761,160	34,313,636
Dilutive shares	879,956	915,558	1,023,270	854,791
Weighted-average number of common shares outstanding - diluted	35,858,859	35,314,347	35,784,430	35,168,427